EXHIBIT 11 (b)

              AMERICAN MAIZE-PRODUCTS COMPANY AND ITS SUBSIDIARIES
                CALCULATION OF FULLY-DILUTED EARNINGS PER SHARE
                (Dollars in thousands, except per share amounts)
                                  (Unaudited)



                                                Six Months Ended                         Three Months Ended
                                                    June 30,                                   June 30,
                                          ------------------------------               -------------------------
                                            1995             1994                        1995            1994
                                         -------          -------                      -------         -------

Weighted average number
 of common shares
 outstanding                                 10,401,891       10,233,010              10,470,131      10,239,194
Assumed exercise of
 certain options                                224,559           66,178                 182,124          64,495
                                             ----------       ----------              ----------      ----------
                                             10,626,450       10,299,188              10,652,255      10,303,689
                                             ==========       ==========              ==========      ==========

Net income                                      $19,110           $6,783                 $11,853          $6,100
                                                =======           ======                 =======          ======

Fully-diluted earnings
 per common share                                $1.80             $ .66                   $1.11           $ .59
                                                 =====             =====                   =====           =====

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